UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             June 1, 2005

NETBANK, Inc.

(Exact name of registrant as specified in its charter)

Georgia	0-22361	58-2224352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11475 Great Oaks Way, Alpharetta, GA		30022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code           770-343-6006

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On June 1, 2005, Market Street Mortgage Corporation (“Market Street”), a wholly owned indirect subsidiary of NetBank, Inc., entered into an asset purchase agreement with Major Mortgage and its sole stockholder, Wyoming Employee Resource, Capital and Service, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.  Under the terms of the agreement, Market Street will acquire the assets of twenty-seven of Major Mortgage’s residential mortgage loan production offices located in eight Western states.  The aggregate purchase price, including liabilities assumed and payment for certain acquired mortgage loan production that closes within 60 days of the closing date of the acquisition, is estimated at approximately $2.1 million in cash, subject to adjustment as provided in the agreement.  In addition, under the agreement, Market Street will enter into employment agreements with certain members of management of Major Mortgage.  The acquisition, which is subject to standard closing conditions, including receipt of regulatory approval by the Office of Thrift Supervision, is expected to close in early July 2005.  The 27 Major Mortgage offices being acquired originated in excess of $690 million in mortgage loans in 2004.  A copy of the press release dated June 6, 2005 announcing the purchase agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement dated as of June 1, 2005 by and among Market Street Mortgage Corporation, Major Mortgage and WERCS.

99.1	Press Release dated June 6, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetBank, Inc.
(Registrant)

Date:	June 7, 2005	/s/ Charles E. Mapson
(Signature)

Charles E. Mapson
Chief Legal Executive